Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers – Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 49 to the Registration Statement (Form N-1A, No. 033-21803) of Morgan Stanley California Tax-Free Daily Income Trust and to the incorporation by reference of our report, dated February 27, 2020, on Morgan Stanley California Tax-Free Daily Income Trust included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 29, 2020